Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
April 28, 2017	CONTACT BENJAMIN BOCHNOWSKI
219-853-7575

Peoples Bank Names Todd Scheub Chief Banking Officer;

John Diederich Named Executive Advisor

Munster, IN – Peoples Bank announced today that effective June 5, 2017, Todd Scheub has been promoted to Chief Banking Officer, taking over for John Diederich, current CBO. His duties in the role will include overseeing the integration of all the Bank’s sales and marketing functions, and effectively coordinating all of the Bank’s customer-facing employees. He will be managing teams responsible for marketing, commercial and mortgage lending, wealth management, and retail banking.

At the same time, John Diederich will move into a new role as Executive Advisor, supporting the incoming Chief Banking Officer, maintaining customer and community relationships, and taking on special assignments as assigned by the CEO. As a veteran with over 40 years of banking experience in Northwest Indiana, John played a crucial role in developing the Chief Banking Officer position at Peoples Bank and in helping the Bank to execute its strategic plan over the past several years.

“I am proud to announce Todd’s promotion, and just as happy to know that John will be here to support the Bank as we look to the future,” said Benjamin Bochnowski, president and chief executive officer. “This has been a planned transition for the better part of a year, and John laid the groundwork to ensure a consistent, unified customer experience at Peoples Bank. He helped successfully unify the Bank’s brand across our different customer and market segments. This is a unique position in the banking industry, and reflects Peoples’ approach to its customers and how it delivers on its You First Banking brand.”

“I have confidence in Todd’s ability to continue what John put in motion,” Bochnowski continued. “John’s ongoing role at the Bank will ensure a smooth transition for all of our customers, our communities and the employees who deliver our You First Banking promise every day. John and Todd have both been essential in delivering superior value to our shareholders, and their continued collaboration is an important factor in the Bank’s ongoing success.”

NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has 16 locations in Lake and Porter counties. The Bank’s website, ibankpeoples.com, provides information on the Bank’s products, services and investor relations.